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                                                                      EXHIBIT 11


                         EARNINGS PER SHARE CALCULATION




                                                                             For the Year
                                                                                Ended

                                                       December 31, 1996             December 31, 1995
                                                     --------------------------    -------------------
Weighted Average Shares Outstanding                              5,252,611                   1,267,304
Common Stock Equivalents:
    Class A Convertible Preferred Stock                                        (A)           1,187,895
    Class B Convertible Preferred Stock                                        (A)             332,525
    Class C Convertible Preferred Stock                                        (A)             100,000
    Stock Portions:  Employee and Director Plans                               (B)             295,559
                                                     --------------------------    -----------------------
Total Shares for Primary Loss Per Share                          5,252,611                   3,183,283
Net Loss                                             $          (7,612,323)        $        (1,958,531)
                                                     --------------------------    -----------------------

Primary Loss Per Share                                              ($1.45)                     ($0.62)
                                                     ==========================    =======================


(A) Converted and included in weighed average shares outstanding.
(B) Excluded from calculation as antidilutive.